UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Lamb Weston Holdings, Inc.
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August 7, 2018

Dear Fellow Shareholders,

All of us at Lamb Weston are proud of the operating momentum that we've been building since becoming an independent company less than two years ago. The transition has allowed us to focus on what we do best, and invest in the capacity, capabilities, technology and people we need to grow.

We delivered a strong performance in fiscal 2018, reflecting our commitment to our customers, our unwavering focus on operating with excellence, and a continuation of the favorable environment that we've enjoyed over the last couple of years. I'd like to share some key financial highlights from the last year:

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  Sales increased 8% to $3.4 billion, driven by price/mix and volume growth in each of our core segments.
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  Income from operations increased 12% to $580 million; Adjusted EBITDA including unconsolidated joint ventures1 increased 16% to $820 million.
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  We generated more than $480 million of cash flow from operations, and reinvested nearly $310 million of that cash flow into capital expenditures, with much of it towards expanding capacity to support future growth.
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  We reduced our leverage to 3.2 times Adjusted EBITDA from 3.7 times.
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  We increased our dividend, and paid out $110 million to our shareholders.
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  And finally, we established a new Lamb Weston charitable foundation focused on fighting hunger and food insecurity.

Our strong financial performance in fiscal 2018 provides us with a solid foundation for future growth, and is a direct result of Lamb Weston's focus on our customers, and the accomplishments of our supply chain and commercial teams.

Our supply chain team continued to improve our safety performance with an OSHA recordable incident rate below 1.5 for the first time in the history of the company, a major milestone. Employee safety is our top priority, and these results reflect our team's dedicated effort to improve safety in our facilities and drive to zero.

During the year, our supply chain team supported demand growth and service levels by continuing to operate our manufacturing assets at very high utilization levels. At the same time, the team invested in capacity expansions and productivity programs that will help offset inflationary pressures in the coming fiscal year.

  •
  In the second quarter, we started up our 300 million pound french fry line in Richland, Washington on time and on budget. And early in the third quarter, we announced another capacity expansion with the addition of a 300 million pound french fry line in Hermiston, Oregon. Construction is on schedule, and we expect the facility to be operational in May 2019.

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  Internationally, in China, our facility in Shangdu continues to ramp up production to meet demand in that growing market. And in Russia, our new 180 million pound facility became operational in the third quarter. As you may recall, our interest in this plant is through our Lamb Weston Meijer joint venture in Europe, which is a minority owner of this facility.

1Adjusted EBITDA including unconsolidated joint ventures is a non-GAAP financial measure. Please see the discussion of non-GAAP financial measures and the reconciliations at the end of this letter for more information.

On the commercial side, our teams were able to continue to drive profitable growth and capture market share.

Our Global team continued to drive domestic growth. We found new ways to partner with customers on limited time offerings and innovation that drives growth. Going forward, we'll continue to support customer growth across North America and in fast-growing international markets like China and Southeast Asia, while expanding our innovation focus to increasingly include non-traditional outlets such as convenience stores, sandwich and bakery concepts.

In our Foodservice segment, we've taken steps to align resources to build and strengthen relationships across our Foodservice customer base, including our distributor partners, small and regional restaurant chains, and independent restaurants. Most notably, over the past few months, we've expanded our direct sales force to replace our broker-led go-to-market model. We transitioned to a direct sales model in June, and the initial response in the market has been positive. Over the long term, we expect this change will lead to deeper customer relationships and broader customer coverage leading to faster growth and improved mix.

Innovating for our customers in the ever-changing food landscape is critical to driving future growth. In fiscal 2018, we introduced our Crispy on Delivery solution, a first of its kind comprehensive proprietary fry and packaging solution that enables fries to stay hot and crispy for the fast-growing home delivery channel. We're working with some larger chain restaurant customers on the potential to add it to their menus, and we'll begin rolling it out to Foodservice customers later this year.

In Retail, we drove category growth and gained market share by leveraging our three-tier strategy of offering premium branded, mainstream branded, and private label products. At the beginning of our fiscal year, we launched our new mainstream brand, Grown in Idaho. Today, Grown in Idaho has an ACV of nearly 85 percent in the grocery channel and total market share of about 4 percent. In addition, our Alexia-branded and licensed brand products have increased share over the past year.

Fiscal 2018 was a terrific year. Our performance reflected our entire team's laser focus on execution against our priorities as well as each team member's passion and commitment to each other, our customers, and all our stakeholders.

We're committed to investing in this business to serve our customers, generate attractive returns and create value for all our stakeholders over the long term. We're well positioned to deliver our fiscal 2019 and long-term strategic and financial objectives as we continue on our journey to become the No. 1 global potato company.

Sincerely,

Tom Werner, President and CEO

Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the federal securities laws. Words such as "build," "invest," "grow," "focus," "continue," "improve," "will," "expect," "meet," "drive," "capture," "expand," "support," "deliver," "generate," "create," and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding our plans, execution and business outlook and prospects. These forward-looking statements are based on management's current expectations and are subject to uncertainties and changes in circumstances. Readers of this letter should understand that these statements are not guarantees of performance or results. Many factors could affect our actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this letter. These risks and uncertainties include, among other things: our ability to successfully execute our long-term value creation strategies; our ability to execute on large capital projects, including construction of new production lines; the competitive environment and related conditions in the markets in which we operate; political and economic conditions of the countries in which we conduct business and other factors related to our international operations; disruption of our access to export mechanisms; risks associated with possible acquisitions, including our ability to complete acquisitions or integrate acquired businesses; our debt levels; the availability and prices of raw materials; changes in our relationships with our growers or significant customers; the success of our joint ventures; actions of governments and regulatory factors affecting our businesses or joint ventures; the ultimate outcome of litigation or any product recalls; levels of pension, labor and people-related expenses; our ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in our reports filed from time to time with the Securities and Exchange Commission. We caution readers not to place undue reliance on any forward-looking statements included in this letter, which speak only as of the date of this letter. We undertake no responsibility for updating these statements, except as required by law.

Non-GAAP Financial Measures

To supplement the financial information included in this letter, we have presented Adjusted EBITDA including unconsolidated joint ventures, which is considered a non-GAAP financial measure. This non-GAAP financial measure should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") that are presented in this letter. This non-GAAP financial measure presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define this non-GAAP financial measure the same way. This measure is not a substitute for its comparable GAAP financial measure, net income, and there are limitations to using non-GAAP financial measures.

Management uses this non-GAAP financial measure to assist in comparing our performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect our underlying operations. Management believes that presenting this non-GAAP financial measure provides investors with useful information because it (i) provides meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating our results. We believe that the presentation of this non-GAAP financial measure, when considered together with the corresponding GAAP financial measure and the reconciliations to that measure, provides investors with additional understanding of the factors and trends affecting our business than could be obtained absent these disclosures.

The following table reconciles net income to Adjusted EBITDA including unconsolidated joint ventures.

	For the Fiscal Years Ended May

	2018	2017

Net income attributable to Lamb Weston Holdings, Inc.	$416.8	$326.9
Income attributable to noncontrolling interests	16.9	13.3
Equity method investment earnings	(83.6)	(53.3)
Interest expense, net	108.8	61.2
Income tax expense	121.2	170.2

Income from operations	580.1	518.3

Depreciation and amortization	138.7	106.6
Items impacting comparability (a)
Expenses related to the Separation	8.7	26.5
Non-cash gain on assets	—	(3.1)

Adjusted EBITDA (b)	727.5	648.3

Unconsolidated Joint Ventures
Equity method investment earnings	83.6	53.3
Interest expense, income tax expense, and depreciation and amortization
included in equity method investment earnings	30.3	22.5

Add: EBITDA from unconsolidated joint ventures	113.9	75.8

Consolidated Joint Ventures
Income attributable to noncontrolling interests	(16.9)	(13.3)
Interest expense, income tax expense, and depreciation and amortization
included in income attributable to noncontrolling interests	(4.1)	(3.7)

Subtract: EBITDA from consolidated joint ventures	(21.0)	(17.0)

Adjusted EBITDA including unconsolidated joint ventures	$820.4	$707.1

(a)
Fiscal 2018 and 2017 include $8.7 million and $26.5 million, respectively, of expenses related to our separation from Conagra Brands, Inc. on November 9, 2016 (the "Separation"). In fiscal 2018, the expenses related primarily to professional fees and other employee-related costs. In fiscal 2017, the expenses related primarily to professional fees.

  Fiscal 2017 includes a $3.1 million non-cash gain on assets.

(b)
Adjusted EBITDA includes EBITDA from consolidated joint ventures.